Exhibit 99.3

[LOGO]

Host America Generates a 13% Reduction in Electricity Usage for a Major RS Services Customer

HAMDEN, CT, October 13, 2004 /PRNewswire-FirstCall/ Host America Corporation(NASDAQ:CAFE) announced today that it has installed its LightMaster Plus in a major retailer’s superstore near Dallas, TX. The ENS proprietary product has been working as designed and has achieved more than 13% savings in electricity usage on this florescent light application.

The ENS Light Master Plus efficiently operates lighting systems by reducing kilowatt consumption while maintaining visible light.  The ENS LightMaster Plus enables HID lighting, high pressure sodium and florescent lighting to use the minimum amount of energy required.  This is accomplished by utilizing the Company’s proprietary digital software to automatically adjust waveform to correct the power load.  For a complete explanation of all ENS energy saving products, go to the www.hostamericacorp.com, and click on the ENS logo.

RS Services President, Ronald Sparks, was on site for the installation and commented.  “Both parties were very pleased with the installation and especially the substantial cost savings generated by from this application.  Furthermore, the ENS LightMaster Plus is a replacement for an existing product which did not work as efficiently.”

Host America CEO, Geoffrey Ramsey, commented “Bringing RS Services into our energy management division has brought new life to the Company.  We are making great strides with our energy management division and this reduction of electricity usage validates of the type of progress we’ve been anticipating.”

Host America Corporation has two major divisions: energy and food management. Host employs approximately 400 employees and is headquartered in Hamden, CT. The Company's website is http://www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected processing for and sales of products related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America